Issuer Free Writing Prospectus
Filed under Rule 433
Registration Statement No. 333-278066
Pricing Term Sheet
Merck & Co., Inc.
September 2, 2025
Floating Rate Notes due 2027
3.850% Notes due 2027
4.150% Notes due 2030
4.550% Notes due 2032
4.950% Notes due 2035
5.700% Notes due 2055
The 3.850% Notes due 2027, 4.150% Notes due 2030, 4.550% Notes due 2032, 4.950% Notes due 2035 and 5.700% Notes due 2055 are collectively referred to as the “Fixed Rate Notes.” The Fixed Rate Notes, together with the Floating Rate Notes due 2027, are collectively referred to as the “Notes.” Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the preliminary prospectus supplement dated September 2, 2025 (the “Preliminary Prospectus Supplement”).
Terms Applicable to the Notes

Expected Ratings of the Notes:*	AA3 (stable) Moody’s / A+ (stable) S&P
Trade Date:	September 2, 2025
Settlement Date:**	September 9, 2025 (T+5)
Joint Book-Running Managers:	BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC
Senior Co-Managers:	Barclays Capital Inc., HSBC Securities (USA) Inc.
Co-Managers:	BBVA Securities Inc., ING Financial Markets LLC, Standard Chartered Bank, SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, AmeriVet Securities, Inc., Cabrera Capital Markets LLC, CastleOak Securities, L.P., Independence Point Securities LLC, Stern Brothers & Co., Tigress Financial Partners LLC

Terms Applicable to the Floating Rate Notes due 2027

Size:	$500,000,000
Maturity Date:	September 15, 2027
Interest Payment Dates:	March 15, June 15, September 15 and December 15, commencing December 15, 2025
Interest Rate Basis:	Compounded SOFR (as defined below)
Spread to Compounded SOFR:	+46 bps
Day Count:	Actual/360
Interest Reset Dates:	Each floating rate interest payment date
Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on December 11, 2025, plus 46 bps
Interest Determination Date:	The second U.S. Government Securities Business Day preceding each floating rate interest payment date.
Interest Period:	The period from and including a floating rate interest payment date (or, in the case of the initial interest period, from and including September 9, 2025) to, but excluding, the immediately succeeding floating rate interest payment date (such succeeding floating rate interest payment date, the “latter floating rate interest payment date”); provided that the final interest period for the Floating Rate Notes due 2027 will be the period from and including the floating rate interest payment date immediately preceding the maturity date of the Floating Rate Notes due 2027 to, but excluding, the maturity date.
Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant interest period to but excluding two U.S. Government Securities Business Days preceding the latter floating rate interest payment date for such interest period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the Settlement Date to, but excluding, the two U.S. Government Securities Business Days preceding the first floating rate interest payment date.
Optional Redemption:	The Floating Rate Notes due 2027 are not redeemable prior to their maturity.
Calculation Agent:	U.S. Bank Trust National Association
Price to Public:	100.000%
Underwriting Discount:	15 bps
CUSIP:	58933YBU8
ISIN:	US58933YBU82

Terms Applicable to the Fixed Rate Notes

Title:	3.850% Notes due 2027	4.150% Notes due 2030	4.550% Notes due 2032	4.950% Notes due 2035	5.700% Notes due 2055
Size:	$750,000,000	$750,000,000	$1,000,000,000	$1,750,000,000	$1,250,000,000
Maturity Date:	September 15, 2027	September 15, 2030	September 15, 2032	September 15, 2035	September 15, 2055
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2026	March 15 and September 15, commencing March 15, 2026	March 15 and September 15, commencing March 15, 2026	March 15 and September 15, commencing March 15, 2026	March 15 and September 15, commencing March 15, 2026
Coupon:	3.850%	4.150%	4.550%	4.950%	5.700%
Benchmark Treasury:	UST 3.625% due August 31, 2027	UST 3.625% due August 31, 2030	UST 3.875% due August 31, 2032	UST 4.250% due August 15, 2035	UST 4.750% due May 15, 2055
Treasury Yield:	3.649%	3.737%	3.973%	4.271%	4.971%
Spread to Benchmark Treasury:	T+25 bps	T+45 bps	T+58 bps	T+68 bps	T+75 bps
Yield to Maturity:	3.899%	4.187%	4.553%	4.951%	5.721%
Day Count:	30/360	30/360	30/360	30/360	30/360
Price to Public:	99.905%	99.833%	99.981%	99.991%	99.699%
Underwriting Discount:	15 bps	35 bps	40 bps	45 bps	80 bps

Make-Whole Call:
Prior to the maturity date, with respect to the 2027 notes, or to the applicable Par Call Date, with respect to the 2030 notes, the 2032 notes, the 2035 notes or the 2055 notes, we may redeem the Fixed Rate Notes of such series at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of
(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes to be redeemed discounted to the redemption date (assuming the Fixed Rate Notes matured on the maturity date, in the case of the 2027 notes, or the applicable Par Call Date, in the case of the 2030 notes, the 2032 notes, the 2035 notes and the 2055 notes to be redeemed) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 5 basis points with respect to the 2027 notes, the Treasury Rate plus 10 basis points with respect to the 2030 notes, the Treasury Rate plus 10 basis points with respect to the 2032 notes, the Treasury Rate plus 15 basis points with respect to the 2035 notes, and the Treasury Rate plus 15 basis points with respect to the 2055 notes less (b) interest accrued to, but excluding, the redemption date, and
(ii) 100% of the principal amount of the Fixed Rate Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Par Call:
On or after the applicable Par Call Date, we may redeem the 2030 notes, the 2032 notes, the 2035 notes or the 2055 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 notes, the 2032 notes, the 2035 notes or the 2055 notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
“Par Call Date” means August 15, 2030, the date that is one month prior to the maturity of the 2030 notes, July 15, 2032, the date that is two months prior to the maturity of the 2032 notes, June 15, 2035, the date that is three months prior to the maturity of the 2035 notes and March 15, 2055, the date that is six months prior to the maturity of the 2055 notes.

CUSIP:	58933YBP9	58933YBQ7	58933YBR5	58933YBS3	58933YBT1
ISIN:	US58933YBP97	US58933YBQ70	US58933YBR53	US58933YBS37	US58933YBT10
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**Note: We expect to deliver the Notes against payment therefor on the fifth business day following the Trade Date (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before delivery will be required, by virtue of the fact that the

Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.
The issuer has filed a preliminary prospectus supplement and registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC and that are incorporated by reference into the preliminary prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Mizuho Securities USA LLC toll free at 1-866-271-7403. This pricing term sheet supplements the preliminary prospectus supplement issued by Merck & Co., Inc. on September 2, 2025 relating to its prospectus dated May 14, 2024.